CERTIFICATE OF ELIMINATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

NOVELOS THERAPEUTICS, INC.

(Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware)

     Novelos Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

     FIRST: The Certificate of Designations filed on April 11, 2008 and constituting part of the Corporation’s Certificate of Incorporation (the “Certificate of Designations”) authorizes the issuance of 420 shares of a series of Preferred Stock designated Series D Convertible Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”).

     SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions:

           RESOLVED, that no shares of the Corporation’s Series D Preferred Stock are outstanding and that no shares of the Series D Preferred Stock will be issued subject to the Certificate of Designations; and

           RESOLVED FURTHER, that all matters set forth in the Certificate of Designations with respect to the Series D Preferred Stock be eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended; and

            RESOLVED FURTHER, that the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation’s Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series D Preferred Stock.

     THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all references to the Series D Preferred Stock in the Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

[Signature on next page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 12th day of February, 2009.

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
Name: Harry S. Palmin
Title: President and Chief Executive Officer